UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2012

DST SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2012, the Board of Directors of DST Systems, Inc. elected Stephen C. Hooley as a director.  Mr. Hooley has served as the Company’s President and Chief Operating Officer since mid-2009.  Mr. Hooley’s responsibilities include Shareowner Accounting and Retirement Solutions, Automated Work Distributor products, DST Brokerage Solutions, information systems, product sales and marketing, data centers, and human resources. Mr. Hooley served from 2004 through mid-2009 as President and Chief Executive Officer of Boston Financial Data Services, Inc. (“Boston Financial”), DST’s joint venture with State Street Corporation (“State Street”). He is currently a member of the board and a non-executive officer of Boston Financial. In addition to his current positions with Boston Financial, Mr. Hooley serves on other joint ventures of DST and State Street. He has served since May 30, 2007 as chief executive officer of International Financial Data Services Limited Partnership (“IFDS, L.P.”), and as a director of that entity since June 30, 2010.  He also has served since October 4, 2006 as a director and the chairman of International Financial Data Services Limited (“IFDS UK”).  DST issued a news release announcing Mr. Hooley’s election as a director, and that press release is filed herewith as Exhibit 99.1.

In response to the requirements of Item 5.02(d) of Form 8-K, the Company notes that Mr. Hooley’s brother, Joseph L. Hooley, is the Chief Executive Officer of State Street.  A Company subsidiary holds investments in State Street (at July 31, 2012, approximately 10.3 million shares with a market value of approximately $417.3 million).

The Company notes the following with respect to IFDS, L.P. and IFDS UK.  For 2011, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $3.7 million from IFDS, L.P. and $12.0 million from IFDS UK, and for the six month period ended June 30, 2012, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $1.1 million from IFDS, L.P. and $1.8 million from IFDS UK.  The Company’s subsidiary, Innovative Output Solutions (“IOS”), entered into a related party promissory note with IFDS UK on February 7, 2011. The note provides for unsecured revolving borrowings by IOS that were initially $7.8 million, but that amount decreases by approximately $1.6 million annually until the facility matures on December 31, 2015. No amount was outstanding under this note at June 30, 2012. For the year ended December 31, 2011, IOS recorded interest expense related to the note of $0.2 million, and for the six month period ended June 30, 2012, IOS recorded interest expense related to the note of $0.1 million.  During 2011, a DST subsidiary licensed software from an IFDS affiliate for $2.0 million plus royalties if any.

The Company notes the following with respect to Boston Financial.  For 2011, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $9.9 million from Boston Financial, and for the six month period ended June 30, 2012, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $5.5 million from Boston Financial.  Boston Financial uses DST’s mutual fund shareowner accounting and recordkeeping system and services as a remote services client. Certain of DST’s subsidiaries provide printing, mailing and other services and license software to Boston Financial and its subsidiaries. In 2011, DST had consolidated operating revenues of $135.6 million from Boston Financial and its subsidiaries, and for the six month period ended June 30, 2012, DST had consolidated operating revenues of $66.8 million from Boston Financial and its subsidiaries.  DST is a party to a related party promissory note with Boston Financial originally dated March 1, 2006 and subsequently amended. The agreement provides for unsecured revolving borrowings by DST of up to $140.0 million and matures on July 1, 2013. The amount outstanding under this promissory note was $140.0 million at June 30, 2012 and December 31, 2011. For the year ended December 31, 2011, DST recorded interest expense related to the loan of $2.7 million, and for the six month period ended June 30, 2012, DST recorded interest expense related to the loan of $1.3 million.  In 2011, DST acquired certain customer relationship assets (full-service client processing contracts) from Boston Financial for approximately $11.2 million that will be paid, on an installment basis, over five years. DST initially recorded an intangible asset of $11.2 million, which will be amortized over an estimated life of approximately five years, and a payable to Boston Financial, which has been classified as debt. In December 2011, Boston Financial prepaid a portion of its 2012 DST processing services in the amount of $40.0 million, in exchange for a discount on 2012 services, and at June 30, 2012, the prepaid amount is approximately $20.0 million.

ITEM 9.01  Financial Statements and Exhibits

(d). Exhibits.

Exhibit
Number	Description

99.1	News Release dated August 1, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of August, 2012.

DST SYSTEMS, INC.

By:	/s/ Kenneth V. Hager
Name:	Kenneth V. Hager
Title:	Vice President, Chief Financial
Officer and Treasurer